Exhibit 10.5
CONSULTING AGREEMENT

This Consulting Agreement is entered into as of July 1, 2020 (this “Agreement”) by and between SCIENTIFIC GAMES CORPORATION, with offices located at 6601 Bermuda Road, Las Vegas, NV 89119 (the “Company”), and Michael Quartieri, an individual, 2133 Wilbanks Circle, Henderson, NV 89012 (the “Consultant” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company seeks to engage the Consultant as an independent contractor in a manner consistent with the Company’s commitment to ethics and in compliance with all applicable Laws (as defined below); and

WHEREAS, the Company and Consultant entered into an Amended and Restated Employment Agreement dated as of December 15, 2015, which was then amended effective as of January 1, 2019, and then amended effective as of March 24, 2020, and then amended effective as of May 19, 2020 (as amended, the “Employment Agreement”); and
WHEREAS, the Employment Agreement expired on June 30, 2020; and
NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and intending to be legally bound, the Parties hereto agree as follows:
Section 1Interpretation
1.1Certain Terms. As used herein, the following terms have the following meanings:
“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means all non-public information concerning the Company or any of its Affiliates or their respective equity investments (whether prepared by the Company or otherwise, whether oral or written, in whatever form or data storage medium and whether or not specifically identified as “confidential”), including financial and accounting information, product-related information, plans and strategies, computer programs, code and software, technical drawings and schematics, technical expertise, know-how, processes, ideas, inventions (whether patentable or not), agreements and reports (together with all analyses, compilations, forecasts, studies, summaries, notes, data and other documents and materials, in whatever form maintained and whether prepared by the Company, the Consultant or other Persons, which contain or reflect, or are based on or generated from, in whole or in part, any such information).
“Governmental Authority” means any national, supranational, foreign, federal, state, provincial, tribal, peripheral, regional, municipal or local government or any agency, instrumentality or political subdivision thereof, including any legislative, executive, judicial, regulatory or other governmental board, department, agency, authority, commission, administration, court or other body, or any official of any of the foregoing (including any gaming- or lottery-related Governmental Authority).

“Law” means any order, writ, injunction, decree, judgment, law, ordinance, decision, opinion, ruling, policy, statute, code, rule, regulation or administrative or other requirement of any Governmental Authority, in each case, as may be amended from time to time.
“Person” means any individual (including the heirs, beneficiaries, trusts, executors, legal representatives or administrators thereof), corporation, partnership, joint venture, trust, limited liability company, limited partnership, joint stock company, unincorporated association or other entity. For the avoidance of doubt, the term includes a Government Authority.
“Representative” means, with respect to any Person, any director, officer, employee, partner, member, manager, owner, agent, lawyer, accountant, auditor, professional advisor, consultant or other representative.
1.2Incorporation. The Annexes to this Agreement are incorporated by reference into, and form an integral part of, this Agreement.
Section 2Engagement
2.1Services. Upon the terms and subject to the conditions of this Agreement, the Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, as an independent contractor to provide consulting services related to financial matters to the Company during the Term, subject to Consultant’s reasonable availability, as requested by the Company’s Chief Executive Officer (collectively, the “Services”). The Consultant shall furnish, at Consultant’s own expense, any equipment, supplies and other materials necessary or advisable to perform the Services. Subject to the provisions of this Agreement, the Company shall not control the manner or means by which the Consultant performs the Services.
2.2Relationship of Parties. The Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between the Consultant and the Company (or any of its Affiliates) for any purpose. Except to the extent specifically authorized in advance by the Company in writing, the Consultant (a) shall have no authority (and shall not hold himself out as having authority) to bind or act on behalf or in the name of the Company or any of its Affiliates, (b) shall not make any agreements or representations on behalf of the Company or any of its Affiliates and (c) without limiting the generality of the foregoing, shall not represent the Company or any of its Affiliates as a lobbyist or agent to any Governmental Authority. Without limiting the generality of the foregoing, the Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company or any of its Affiliates to its employees, and the Company will not make any insurance contributions, including unemployment or disability, or obtain worker's compensation insurance on behalf of the Consultant. Any Persons employed by the Consultant in connection with the performance of the Services shall be the employees of the Consultant and the Consultant shall be fully responsible for them. The Consultant may not utilize any subcontractor or engage any other Person in connection with the performance of the Services without the Company’s prior written consent. The Consultant shall be fully responsible for any such subcontractors or other Persons and in no event shall the Consultant be relieved of his obligations under this Agreement as a result of his use or engagement of any such subcontractors or other Persons.
Section 3Compensation

3.1Consideration. As full consideration for the provision of Services and the rights granted to the Company under this Agreement, the Company shall provide the Consultant with an amount equal to $394,875, subject to applicable withholding, with such amount to be payable in six (6) equal monthly installments during the term of this Agreement.
3.2Expense Reimbursement. The Company agrees to reimburse the Consultant for reasonable and appropriately documented out-of-pocket expenses actually incurred and paid by the Consultant but only to the extent (a) directly related to the Consultant's performance of the Services and (b) incurred in accordance with the Company's expense reimbursement policies.

3.3Withholding, etc. Amounts payable under this Agreement shall be without deduction or withholding of any kind other than any tax or other deduction or withholding determined by the Company to be required by Law. Consultant shall be responsible for, and shall indemnify the Company against, any taxes or contributions, including penalties and interest, owed by Consultant. The foregoing shall not apply to any equity-based awards held by Consultant that were granted at a time during which Consultant was an employee of the Company and its affiliates.
3.4Taxes and Internal Revenue Code 409A. It is intended that the provisions of this Agreement comply with Section 409A of the Code, and applicable administrative guidance and regulations (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A and that all reimbursements provided under this Agreement shall be made or provided in accordance with Section 409A. Notwithstanding the foregoing, the Company makes no representations or warranties and shall have no responsibility regarding the tax implications of the compensation and benefits to be paid to the Consultant under this Agreement, including under Section 409A.
Section 4Certain Agreements
4.1Restrictive Covenants. The Consultant acknowledges that he has continuing obligations to the Company as set forth in Section 5 of his Employment Agreement, which continue in full force and effect after his separation from employment with the Company according to their terms.

4.2Confidentiality. The Consultant shall (and, if applicable, shall cause his employees to) (a) hold the Confidential Information in confidence and protect it in accordance with the same degree of care with which he protects his own confidential information of like importance which he does not wish to disclose, but in no event less than reasonable care, (b) use the Confidential Information solely to the extent necessary in the performance of the Services and not for any other purpose, (c) not disclose any Confidential Information to any Person (other than the Company and its Affiliates), (d) upon the request of the Company, promptly return all Confidential Information to the Company (or, at the election of the Company, destroy such Confidential Information) without retaining any copies thereof (and provide certification of his compliance with this clause (d)) and (e) not reverse engineer, decompile, test or analyze the Confidential Information without the prior written consent of the Company. In the event that the Consultant is requested or required by law, judicial or governmental order, deposition, interrogatory, request for documents, subpoena, civil investigative demand or other legal process to disclose any of the Confidential Information, the Consultant must first provide the Company with prompt written notice of such requirement so that the Company (or any of its Affiliates) may seek an appropriate protective order, unless, as confirmed by the opinion of the Consultant’s counsel, providing such notice would itself constitute a violation of law. If the Consultant is nevertheless legally required (as confirmed by the opinion of the Consultant’s counsel) to disclose Confidential Information, then the Consultant shall only disclose that portion of the Confidential Information that is legally required to be disclosed (as confirmed by the opinion of the Consultant’s counsel). In such an event, the Consultant shall take reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information being disclosed. In no event shall the Consultant oppose action by the Company (or any of its Affiliates) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.
Notwithstanding anything herein to the contrary, nothing in this Agreement or any other agreement with the Company shall (i) prohibit Consultant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).
4.3Regulatory Compliance. The Consultant acknowledges that the Company and/or its Affiliates are subject to gaming, lottery or similar licensing requirements of various jurisdictions. The Consultant shall cooperate fully with the Company and its Affiliates in providing to them any information of whatever nature that any of them deems necessary or appropriate in assuring itself that the Consultant possesses the good character, honesty, integrity, and reputation applicable to those engaged in the gaming and lottery industries. If, during the Term, the Company (or any of its Affiliates) is notified (formally or informally) by any Governmental Authority that the engagement of, or conducting business with, the Consultant may or will jeopardize any license or ability to be licensed of the Company (or any of its Affiliates) or if the Company (or any of its Affiliates) concludes that the Consultant may fail to meet the above criteria (or the compliance committee of the Company or any of its Affiliates otherwise raises an objection with respect to the Consultant), the Company may immediately terminate this Agreement upon written notice to the Consultant. The Consultant also acknowledges his obligations set forth in Annex A and Annex B attached hereto.
4.4Indemnification. Company agrees to indemnify, defend and hold harmless the Consultant as to any claim asserted against the Consultant arising from his performance of the Services, to the extent such claim does not arise from the gross negligence or other wrongful act of Consultant.
Section 5Termination
5.1Term of Agreement. The term of this Agreement shall commence on July 1, 2020 and shall continue until December 31, 2020, unless earlier terminated by the Company in accordance with Section 5.2 (the “Term”). The Term can be extended if agreed to by both parties in writing.

5.2Early Termination by Company. The Company may terminate this Agreement early if the Consultant breaches the restrictive covenants referenced in Section 4.1 of the Agreement.

5.3Effect of Termination. Notwithstanding the foregoing, (a) Sections 1, 2.2, 4.2, 4.3, 5 and 6 and any other Sections of this Agreement that expressly or by implication are intended to continue in effect after the expiration or earlier termination of this Agreement, shall continue in effect after the expiration or earlier termination of this Agreement in accordance with their terms, and (b) any termination of this Agreement shall not affect any accrued rights or liabilities of either Party.

5.4Payments Upon Early Termination. In the event that the Company terminates this Agreement pursuant to Section 5.2, all future consideration due hereunder shall cease as of the date of such termination.

Section 6Miscellaneous
6.1Notice. All notices, approvals and other communications required or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by cable, telecopy, telegram or facsimile (which is confirmed by the intended recipient), and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid, to the Parties at the following addresses:
        In the case of Consultant:  to the address set forth in the preamble of this Agreement

        In the case of the Company: Scientific Games Corporation
6601 Bermuda Road
Las Vegas, NV 89119Attention: Chief Legal Officer

or such other persons or addresses as either Party may from time to time designate by notice to the other.
6.2Assignment; Binding Effect. No Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that the Company shall be permitted to (a) assign or transfer any of its rights or obligations hereunder to any Affiliate of the Company and (b) pledge its rights or interest under this Agreement. This Agreement shall inure to the benefit of the Parties and their respective permitted successors and assigns and is binding upon the Parties and their respective successors and assigns.
6.3Amendment; Waiver. This Agreement may be amended, changed or supplemented only by a written agreement executed and delivered by the Parties. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. Except as otherwise provided by this Agreement, no failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right except to the extent that such failure including the failure to provide notice as and when required by this Agreement, has prejudiced the rights and remedies of the other Party. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.
6.4Entire Agreement. This Agreement (including the Annexes) constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties with respect to such subject matter. The parties acknowledge that this Agreement does not supersede any terms of the Employment Agreement that continue after such agreement's expiration, or any releases entered into between Consultant and the Company, including the provisions thereof related to the effectiveness of this Agreement.

6.5Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

The Parties shall negotiate in good faith to amend this Agreement to give effect to the purpose and intent of the provision found to be invalid, illegal or unenforceable.
6.6Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions. The parties agree that any controversy or claim not resolved by the Parties arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Venue for the conduct of the arbitration shall be Las Vegas, Nevada, except that, at the direction of the arbitral tribunal or with the consent of the Parties, particular hearings in aid of such arbitration may be held in other places. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction there. The Parties agree that the factual findings of the arbitral tribunal shall be final absent manifest or material error and rulings on questions of Law or mixed questions of fact and Law shall be reviewed under the “clearly erroneous” standard of review and not under a “manifest disregard of the law” or other standard, notwithstanding any Law concerning such standard to the contrary. Except as contemplated by Section 6.8, the remedies expressly provided herein shall constitute the parties’ sole and exclusive remedies, and all other remedies which might be otherwise available under the Law of any jurisdiction are hereby waived by both parties.
6.7Costs. Except as otherwise provided in this Agreement, each Party is responsible for its own costs and expenses incurred in connection with performing and observing its obligations and covenants under this Agreement.
6.8Remedies. The Consultant expressly acknowledges and agrees that the terms of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Company. The Consultant acknowledges and agrees that the Company would be irreparably harmed by a breach of this Agreement by the Consultant and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Therefore, the Consultant agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the Company as a remedy for any such breach, without proof of actual damages, and the Consultant further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for any such breach, but shall be in addition to all other remedies available at Law or equity to the Company.
6.9Counterparts. This Agreement may be executed in any number of counterparts which, taken together, constitute one and the same agreement.
6.10 No Third Party Beneficiaries. Except as expressly contemplated by this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective successors and permitted assigns.
IN WITNESS WHEREOF, the Company and the Consultant have each caused this Agreement to be duly executed pursuant to due authorization, all as of the day and year first above written.

SCIENTIFIC GAMES CORPORATION

By: /s/ James Sottile
Name: James Sottile

Title: Executive Vice President and Chief Legal Officer

MICHAEL QUARTIERI

/s/ Michael Quartieri

Annex A
Certifications and Covenants

The Consultant certifies and covenants to the Company as follows:

1.Consultant shall, in connection with this Agreement, (a) maintain complete and accurate books and records and (b) comply with all applicable laws, rules and regulations, including, but not limited to, those relating to anti-corruption, anti-money laundering, competition, licensing and registration; and

2.Consultant has not offered or paid, and will not offer or pay, directly or indirectly, (a) anything of value to any public official or candidate for political office, or any relative or agent thereof, for purposes of obtaining any official action or benefit relating in any way to this Agreement or (b) any commission or finder’s or referral fee to any person or entity in connection with this Agreement or any activities on behalf of the Company.

In the event the Company has reason to believe any of the foregoing has been violated, Consultant shall (a) promptly provide the Company (or its representatives) with access to Consultant’s books and records to enable the Company (or its representatives) to assess any potential non-compliance and (b) reasonably cooperate in any related investigation, including making any employees reasonably available for interviews.

The Consultant hereby acknowledges receipt of a copy of the Company’s (or its applicable Affiliate’s) Code of Business Conduct. The Consultant agrees and certifies that the Consultant will abide by such Code of Business Conduct and will not take any action (or omit to take any action) in connection with this Agreement or the performance under this Agreement that would conflict with such Code of Business Conduct.

Annex B
Whistleblower Hotline Information

The Company is committed to ethical and compliant business practices throughout the world. As a consultant for the Company, you are required to conduct yourself in an ethical manner, comply with all Laws and comply with the Company’s Code of Business Conduct.

If you discover events of a questionable, fraudulent or illegal nature that are, or that you believe in good faith may be, a violation of Law, the guidelines set forth in the Company’s Code of Business Conduct, or other Company policy, you should report the matter immediately to the Chief Compliance Officer. In addition, you may call the Scientific Games Business Hotline (the “Hotline”), which is available 24 hours a day, seven days a week, at 1-866-384-4277 or log on to www.ethicspoint.com and click on “File a Report.”

To the extent permitted by Law, you may choose to remain anonymous in reporting any possible violation of the Code of Conduct to the Chief Compliance Officer or by calling the Hotline.

As a consultant for the Company, you have a duty to cooperate truthfully and fully in the investigation of any alleged violation of Law or the Company’s Code of Conduct.

Failure to comply with the requirements of this Annex B will be grounds for the Company to terminate the Agreement in accordance with Section 5.2.